UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

Current Report Pursuant to Section 13 or 15(d) of

The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): May 21, 2003

ST. FRANCIS CAPITAL CORPORATION

(Exact name of registrant as specified in its charter)

Wisconsin	0-21298	39-1747461
(State or other jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

13400 Bishops Lane, Suite 350 Brookfield, Wisconsin		53005-6203 (Zip Code)
(Address of principal executive offices)

Registrant’s telephone number, including area code (262) 787-8700

Not Applicable

(Former name or former address, if changed since last year)

Item 5. Other Events.

On May 21, 2003, St. Francis Capital Corporation (“St. Francis”) and MAF Bancorp, Inc. (“MAF”) announced that MAF has agreed to acquire St. Francis in an all-stock transaction with a fixed exchange ratio. Based on the closing price of MAF’s common stock on May 20, 2003, the transaction is valued at approximately $264 million. Pursuant to a definitive agreement between the two companies, St. Francis will merge into MAF, with MAF to be the surviving corporation. As a result of the merger, each issued and outstanding share of St. Francis common stock will be converted into the right to receive 0.79 shares of MAF common stock. The transaction is subject to regulatory approvals and approval by the holders of a majority of MAF’s common stock and the holders of a majority of St. Francis’ common stock.

MAF will host a conference call at 9:00 a.m., Chicago time, on Wednesday, May 21, 2003 to discuss the transaction. To participate in the conference call, please call 1-(888) 566-7609 using the pass code 052003. A replay of the call will be available for 10 days by calling 1-(888) 554-3830. A copy of the investor presentation materials relating to the conference call is available on MAF’s website at www.mafbancorp.com and is filed as an exhibit to this Report. Copies of the definitive Agreement and Plan of Reorganization and the joint press release issued by MAF and St. Francis are attached hereto as exhibits and incorporated herein by reference.

Subject to the terms and conditions of the agreement, if, during a period prior to closing, (1) the trading price of MAF common stock drops more than 17.5% compared to the closing price of MAF common stock on the day following announcement of the transaction, and (2) such drop in MAF common stock trading price exceeds by more than 17.5 percentage points the change in value of a weighted-average index of financial institution holding company stocks over comparable periods, St. Francis may terminate the agreement. In the event the merger is not consummated under certain circumstances, St. Francis has agreed to pay MAF a termination fee of up to $13.3 million. MAF has also agreed to pay St. Francis a termination fee of $5 million if the agreement is terminated under certain circumstances.

Forward-Looking Information

Statements contained in or incorporated into this report that are not historical facts constitute forward-looking statements (within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended, and Section 27 of the Securities Act of 1933, as amended), which involve significant risks and uncertainties. St. Francis intends such forward-looking statements to be covered by the safe harbor provisions for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995, and is including this statement for purposes of invoking these safe harbor provisions. These forward-looking statements include, but are not limited to, statements relating to: (1) the benefits of the proposed merger of MAF and St. Francis, including projected future financial and operating results, estimated cost savings and accretion to MAF’s projected earnings per share that may be realized from the merger and (2) MAF’s and St. Francis’ plans, objectives, and expectations. Forward-looking statements are generally identifiable by the use of words such as “believe,” “expect,” “anticipate,” “estimate,” “project,” “plan,” or similar expressions. The ability of St. Francis to predict results or the actual effect of future plans and strategies is uncertain and actual results may differ from those predicted. St. Francis undertakes no obligation to update these forward-looking statements in the future.

Factors which could cause actual results to differ materially from the anticipated results or other expectations expressed in the forward-looking statements include, but are not limited to, difficulties or delays in completing the acquisition of St. Francis, difficulties in the integration or delays in the data processing conversion which may affect MAF’s ability to achieve anticipated cost savings related to the operation of the acquired banking offices of St. Francis, higher than expected costs related to the St. Francis transaction, unanticipated changes in interest rates, deteriorating economic conditions which could result in increased delinquencies in MAF’s or St. Francis’ loan portfolio, changes in purchase accounting adjustments and/or amortization periods, legislative or regulatory developments, monetary and fiscal policies of the U.S. Government, including policies of the U.S. Treasury and the Federal Reserve Board, the quality or composition of MAF’s or St. Francis’ loan or investment portfolios, demand for loan products, secondary mortgage market conditions, deposit flows, competition, demand for financial services and residential real estate in MAF’s and St. Francis’ market area, unanticipated slowdowns in real estate lot sales or problems in closing pending real estate contracts, delays in real estate development projects, higher than expected costs or unanticipated difficulties in connection with MAF’s pending acquisition of Fidelity Bancorp, the possible short-term dilutive effect of other potential acquisitions, if any, and changes in accounting principles, policies and guidelines. These risks and uncertainties should be considered in evaluating forward-looking statements and undue reliance should not be placed on such statements.

Item 7(c). Exhibits.

Exhibit 2.1	Agreement and Plan of Reorganization by and among MAF Bancorp, Inc. and St. Francis Capital Corporation dated as of May 20, 2003.

Exhibit 99.1	Press Release dated May 21, 2003.

Exhibit 99.2	Conference call presentation materials dated May 21, 2003.

Signature

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ST. FRANCIS CAPITAL CORPORATION

By:	/S/ Jon D. Sorenson
Jon D. Sorenson Executive Vice President and Chief Financial Officer

Date: May 21, 2003

INDEX TO EXHIBITS

Exhibits

Exhibit 2.1	Agreement and Plan of Reorganization by and among MAF Bancorp, Inc. and St. Francis Capital Corporation dated as of May 20, 2003.

Exhibit 99.1	Press Release dated May 21, 2003.

Exhibit 99.2	Conference call presentation materials dated May 21, 2003.